Exhibit 99.1

March 29, 2004

Company Press Release

The Cronos Group Reports Results for 2003

San Francisco—(Business Wire)—March 29, 2004—The Cronos Group (NASDAQ: CRNS) reported net income of $4.2 million, or $0.55 per diluted share for 2003, compared with restated net income of $2.3 million, or $0.31 per diluted share, for the prior year. In December 2003, the Company restated its previously issued financial statements further to the adoption of Financial Accounting Standards Board Interpretation No. 46R – Consolidation of Variable Interest Entities.

Total revenues for 2003 were $126.3 million compared with total revenues of $119.3 million for 2002. Gross lease revenue for 2003 increased by $3.9 million when compared with 2002 reflecting strong growth in global container trade and a 3% increase in the size of the Cronos fleet. Inventories of off-hire equipment declined by 22% during 2003 resulting in a 4% increase in utilization of the Company’s container fleet from 85% at the beginning of the year to 89% by the end of 2003.

Total expenses for 2003 were $125.1 million compared with $119.5 million for 2002. Payments to Managed Container Programs increased by $4.4 million compared to the prior year due to the improved operating performance of the managed container programs. During 2003, direct operating expenses declined by $1.3 million due primarily to a reduction in storage costs reflecting improved on-hire volumes. A reduction in the level of total borrowings, together with the effect of lower funding costs, resulted in a $1.6 million decline in interest expense when compared to 2002. A $1.5 million increase in selling, general and administrative expenses was due in part to the devaluation of the US dollar against Sterling, the Euro and other major currencies over the course of 2003.

During 2003, the Company purchased $64.8 million of new container equipment, representing 38,300 TEU, for its owned and its managed fleets. Dry cargo containers represented over 63% of this new container investment, the majority of which were placed on long-term leases.

Cronos also announced that, subject to shareholder approval at the 2004 annual meeting of shareholders, its Board of Directors has declared a dividend of $0.03 per common share, payable on July 15, 2004 to shareholders of record as of the close of business on June 25, 2004. The dividend declaration represents an increase of $0.01 per share over the quarterly dividend that Cronos has paid on its outstanding common shares since the fourth quarter of 2002.

Dennis J. Tietz, Chairman and Chief Executive Officer, said, “The growth in global container trade this past year was a key factor that contributed to the boost in demand for our equipment. The increased availability of funding for investment in new containers at a time of such strong global demand provided us with the capital to aggressively pursue purchasing opportunities and meet our customer’s expanding lease requirements.”

Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 413,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 400 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.

This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s common shares, see the Introductory Note in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 29, 2004.

This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com.

Contact:

Elinor A. Wexler
Vice President-Corporate Communications
(415) 677-8990
ir@cronos.com

The Cronos Group
Consolidated Statements of Income
For the years ended December 31, 2003, 2002 and 2001
(US dollar amounts in thousands, except per share amounts)

		2002	2001
	2003	Restated	Restated
Gross lease revenue	$117,501	$113,643	$120,345
Equipment trading revenue	4,991	1,045	5,279
Commissions, fees and other operating income:
- Container Equity Programs	1,116	1,240	1,334
- Unrelated parties	2,525	3,071	4,105
Interest income	130	324	324
Realized holding gain on sale of investment	—	—	301

Total revenues	126,263	119,323	131,688

Direct operating expenses	25,508	26,793	30,857
Payments to Managed Container Programs:
- Container Equity Programs	23,159	18,214	19,033
- Other Managed Container Programs	32,571	33,158	34,399
Equipment trading expenses	4,600	969	4,942
Amortization of intangible assets	188	188	560
Depreciation	17,495	18,537	18,499
Selling, general and administrative expenses	15,791	14,285	14,109
Interest expense	5,754	7,334	9,810
Income from recovery of related party loans	—	—	(6,000)
Impairment losses	—	—	2,000

Total expenses	125,066	119,478	128,209

Income (loss) before income taxes, equity in earnings of affiliate and cumulative effect of change in accounting principle	1,197	(155)	3,479
Income taxes benefit (provision)	1,494	2,158	(78)
Equity in earnings of unconsolidated affiliate	1,499	306	—

Income before cumulative effect of change in accounting principle	4,190	2,309	3,401
Cumulative effect of change in accounting principle, net of tax	—	—	(4,606)

Net income (loss)	4,190	2,309	(1,205)

Basic net income (loss) per common share	$0.57	$0.31	$(0.15)

Diluted net income (loss) per common share	$0.55	$0.31	$(0.15)

The Cronos Group
Consolidated Balance Sheets
December 31, 2003 and 2002
(US dollar amounts in thousands)

		2002
	2003	Restated
Assets
Cash and cash equivalents	$8,432	$5,626
Restricted cash	1,033	993
Amounts due from lessees, net	22,766	22,580
Amounts receivable from Managed Container Programs	3,399	3,609
New container equipment for resale	10,816	2,570
Net investment in direct financing leases	8,376	7,912
Investment in unconsolidated affiliate	8,570	3,603
Container equipment, net	155,504	166,598
Other equipment, net	604	513
Goodwill, net	11,038	11,038
Other intangible assets, net	721	909
Other assets	6,778	10,352

Total assets	$238,037	$236,303

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	$17,643	$17,618
Amounts payable to container manufacturers	17,312	8,590
Direct operating expense payables and accruals	5,269	5,071
Other amounts payable and accrued expenses	8,489	6,255
Debt and capital lease obligations	119,205	128,950
Income taxes	267	565
Deferred income taxes	2,714	4,971
Deferred income and deferred acquisition fees	5,105	5,201

Total liabilities	176,004	177,221

Shareholders’ equity
Common shares	14,744	14,744
Additional paid-in capital	46,552	47,125
Common shares held in treasury	(297)	(37)
Accumulated other comprehensive income	(406)	—
Restricted retained earnings	1,832	1,832
Accumulated deficit	(392)	(4,582)
Total shareholders’ equity	62,033	59,082

Total liabilities and shareholders’ equity	$238,037	$236,303